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EXHIBIT 5.1


                                                             LESCO, INC.
                                                       STATEMENTS OF OPERATION
                                                             (unaudited)
                                                                                               For the Years Ended
                                                                    ----------------------------------------------------------------
      (in thousands, except share data)                                1998              1997              1996              1995
                                                                    ---------         ---------         ---------         ---------


Net sales                                                           $ 416,738         $ 356,841         $ 312,031         $ 241,667

Cost of sales                                                         283,837           238,392           218,596           160,576
                                                                    ---------         ---------         ---------         ---------

      GROSS PROFIT ON SALES                                           132,901           118,449            93,435            81,091

Warehouse & delivery expense                                           33,709            27,793            23,382            17,351
Selling, general & administrative expense                              86,542            74,573            72,428            55,319
                                                                    ---------         ---------         ---------         ---------
                                                                      120,251           102,366            95,810            72,670

      INCOME (LOSS) FROM OPERATIONS                                    12,650            16,083            (2,375)            8,421

Other deductions (income):
      Interest expense                                                  5,635             4,749             4,214             2,831
      Results of joint venture operations                               1,845             1,219                 0                 0
      Other - net                                                      (4,283)           (4,025)           (3,037)           (2,246)
                                                                    ---------         ---------         ---------         ---------
                                                                        3,197             1,943             1,177               585

Income (Loss) Before Income Taxes                                       9,453            14,140            (3,552)            7,836

Income tax expense (benefit)                                            3,561             5,515            (1,203)            3,009
                                                                    ---------         ---------         ---------         ---------


      NET INCOME (LOSS)                                             $   5,892         $   8,625         ($  2,349)        $   4,827
                                                                    =========         =========         =========         =========



      BASIC EARNINGS (LOSS) PER SHARE                               $    0.71         $    1.06         ($   0.29)        $    0.61
                                                                    =========         =========         =========         =========

      DILUTED EARNINGS (LOSS) PER SHARE                             $    0.69         $    1.02         ($   0.29)        $    0.59
                                                                    =========         =========         =========         =========


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